EXHIBIT 10.36

CUMMINGS PROPERTIES, LLC

STANDARD FORM

LEASE EXTENSION

In connection with a lease currently in effect between the parties at 233, 234, 236, 238, 240, 252 and 254 West Cummings Park, Woburn, Massachusetts, *executed on March 10, 1995 and terminating February 28, 2004, and in consideration of the mutual benefits to be derived herefrom , Cummings Properties, LLC, LESSOR, and Anika Therapeutics, Inc., LESSEE, hereby agree, effective March 1, 2004, to amend said lease as follows:    *fully

1.                 The lease is hereby extended for an additional term of five (5) years ending at noon on February 28, 2009.

2.                 Base rent is hereby changed to five hundred ninety eight thousand nine hundred eighteen (598,918) dollars per year or   $49,909.83 per month.

3.                 The base month from which to determine the amount of each annual increase in the “Cost of Living” shall be November 2002, which figure shall be compared with the figure for November 2003, and each November thereafter to determine the percentage increase (if any) in the base rent to be paid during the following calendar year except that the first such adjustment shall take place with rent due March 1, 2004.

4.                 Upon execution of this Lease Extension, the security deposit shall be increased by $8,400 from $91,600 to a new total of $100,000. LESSOR shall transfer to this lease the $8,400 security deposit held by LESSOR under a separate lease between the parties at 230 West Cummings Park as payment of this increase.

5.                 The lease, including all terms, conditions, escalations, etc. shall be automatically extended for additional successive periods of five (5) years each unless LESSOR or LESSEE shall serve written notice, either party to the other, of either party’s desire not to so extend the lease. The time for serving such written notice shall be not more than twelve months or less than six months prior to the expiration of the then current lease period. Time is of the essence.

6.                 Notwithstanding Section 19 of the lease, in the event the entire balance of rent due under the lease becomes due and payable as liquidated damages, said amount shall be discounted to its net present value as of the date of LESSOR’s notice of default, using the published prime rate then in effect. Furthermore, LESSEE’s covenants under the lease shall be independent of LESSOR’s covenants, and LESSOR’s failure to perform any of its covenants under the lease, including a covenant constituting a significant inducement to LESSEE to enter into the lease, shall not excuse the payment of rent or any other charges by LESSEE or allow LESSEE to terminate the lease.

7.                 In the event either party has employed a real estate broker, tenant representative, or other third party on its behalf in connection with this Lease Extension and/or any further extension, renewal, or expansion of the lease, then payment of any and all fees or commissions shall be the sole responsibility of the party engaging any such broker, representative, or third party. LESSEE and LESSOR agree that the party who so engages any broker, representative, or other third party shall indemnify the other against any and all claims for any such fees or commissions.

8.                 To the extent any inconsistency exists between this Lease Extension and the lease, including any prior amendments, the conditions contained herein shall control and supersede any earlier provisions. Neither the submission of this Lease Extension, nor the prospective acceptance of any increase in the security deposit, shall constitute a reservation of or option for the leased premises, it being expressly understood and agreed that this Lease Extension shall not bind either party in any manner whatsoever until it has been executed by both parties.

9.                 * Notwithstanding monthly rent as provided in Section 2 above, LESSEE may deduct $1,497 per month from each monthly rental payment due from March 1, 2004 through August 30, 2006 (only), provided LESSOR receives each such monthly payment on or before the first day of the month for which that rent is due and LESSEE is not otherwise in default of the lease or in arrears of any rent or invoice payments. Time is of the essence.

10.           The size of the leased premises is hereby increased to a new total of approximately 34,546 square feet with the addition of 230 West Cummings Park (“Suite 230”).

11.           LESSEE acknowledges that it is currently occupying Suite 230 under a separate lease between the parties that expires February 28, 2004. Notwithstanding anything in Section 26 of the within lease to the contrary, upon termination of the within lease, LESSEE shall deliver Suite 230 in the same condition as it was at the commencement of said separate lease and otherwise as provided in the within lease.

12.           As a result of the addition of Suite 230 to this lease, Section 3 of Amendment to Lease #3 is hereby deleted and of no further force or effect.

[ILLEGIBLE]  LESSOR

[ILLEGIBLE]  LESSEE

13.           In the event LESSOR elects to terminate LESSEE’s use of a cluster sign pursuant to Section 8 of Amendment to Lease #2, the annual base rent for the then remaining term of the lease shall be decreased by $3,000, and not $1,759.53 as set forth in said amendment.

14.           *LESSOR consents to LESSEE’s access to the roof of the building for maintenance of its non-standard equipment serving the leased premises (only).  LESSEE further agrees that no other work shall be carried on or any other equipment installed on the roof without the prior written consent of LESSOR.  LESSEE shall be fully responsible for, and agrees to indemnify and hold LESSOR harmless from, any and all property damage and personal injury associated in any way with the activities of LESSEE and LESSEE’s agents, employees and contractors on the roof and/or the location, installation or maintenance of LESSEE’s equipment on the roof including, but not limited to, damage to the watertight integrity of the roof and the roof membrane from whatever cause.

15.           Paragraph G of the Rider to Lease is hereby deleted and replaced by the following. Prior to the termination date of the lease, LESSEE, at LESSEE’s sole expense, shall engage an independent and certified industrial hygienist (“the CIH”) to prepare a decontamination work plan of the leased premises in accordance with all CIT professional standards and all applicable laws to address all conditions arising out of LESSEE’s tenancy.  LESSEE shall submit said plan to LESSOR for LESSOR’s review and consent, which consent shall not be unreasonably withheld, conditioned or delayed.  LESSOR’s consent shall be deemed given if LESSOR does not respond within five days after LESSOR’s receipt of said plan.  LESSEE shall then complete all measures specified in said plan, including, to the extent required by the plan, testing and cleaning of all surfaces, HVAC equipment, ductwork, and other building components recommended therein. The CIH shall certify that as of the termination date of the lease, the entire leased premises and any extension thereof used in any way by the LESSEE is free from any harmful chemical, biological, radioactive or other contamination arising out of LESSEE’s tenancy, in accordance with all applicable CIH professional standards and all applicable laws.  Said certification shall confirm the clean condition of all HVAC equipment, ductwork, plumbing fixtures, drains, tanks, mechanical systems, cabinetry, casework, pH adjustment tanks, acid neutralization equipment, all other surfaces, and the indoor air quality at the leased premises, and shall specify that there are no restrictions on future use and occupation by others.  This certification and any required and recommended cleaning shall be completed prior to the termination of the lease.  Time is of the essence.

16.           LESSEE shall notify LESSOR in writing upon LESSOR’s request and 30 days prior to the expiration of the lease term of LESSEE’s compliance with its inspection and maintenance obligations as set forth in Section 4 of Amendment to Lease #3.  In addition, the reference in said Section 4 to “Section 9 of the lease” is hereby changed to “Section 8 of the lease.”

17.           The two preceding paragraphs regarding the condition of the leased premises are a key consideration of this Lease Extension.

18.           In consideration of this Lease Extension, Sections 8 and 9 of the Lease Extension dated November 23, 1998 are hereby deleted and of no further force or effect.

19.           LESSOR, if requested to do so by LESSEE and at LESSEE’s sole expense, shall build a handicap ramp at LESSEE’s main entrance.  The charges for said ramp to be completed by LESSOR or LESSOR’s agents may be incorporated into the lease by separate amendment to be attached hereto, amortized without interest, and then paid for by LESSEE in the same manner as base rent which shall otherwise be due.

All other terms, conditions and covenants of the lease shall continue to apply.  In Witness Whereof, LESSOR and LESSEE have hereunto set their hands and common seals this 8th day of October, 2003.

LESSOR: CUMMINGS PROPERTIES, LLC			LESSEE: ANIKA THERAPEUTICS, INC.

By:	/s/ Douglas Stephens	By:	/s/ William J. Knight as CFO
Duly Authorized 10-10-03			Duly Authorized
Print Name: William J. Knight